Exhibit 3.3

CERTIFICATE OF DESIGNATION,

POWERS, PREFERENCES AND RIGHTS

OF

SERIES A PREFERRED STOCK

OF

ALION SCIENCE AND TECHNOLOGY CORPORATION

(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)

Alion Science and Technology Corporation, a Delaware corporation (the “Corporation”), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, hereby certifies that, pursuant to the authority expressly vested in the Corporation’s board of directors (the “Board of Directors”) by the Corporation’s Fourth Amended and Restated Certificate of Incorporation, dated December 20, 2012 (the “Certificate of Incorporation”), the Board of Directors, by a unanimous vote of the members of the Board of Directors at a meeting held on the 13th day of August, 2014 (the “Effective Date”), duly approved and adopted the following resolution creating one series of preferred stock:

WHEREAS, the Board of Directors is authorized within the limitations and restrictions stated in the Certificate of Incorporation to provide by resolution or resolutions for the issuance of up to five million (5,000,000) shares of Preferred Stock, par value $0.01 per share, of the Corporation, in such series and with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as the Board of Directors shall fix by resolution or resolutions providing for the issuance thereof duly adopted by the Board of Directors;

WHEREAS, the Board of Directors desires, pursuant to such authority, to authorize and fix the terms of the Corporation’s Series A Preferred Stock and the number of shares constituting such series; and

RESOLVED, that as of the Effective Date there shall be and hereby is created and authorized one series of authorized preferred stock, par value $0.01 per share, of the Corporation, with the following powers (including voting powers), designations, preferences, and relative, participating, optional or other rights, and the following qualifications, limitations and restrictions:

Section 1.                                           Designation of Name and Amount.

Such series of preferred stock shall be designated the “Series A Preferred Stock” and the authorized number of shares constituting the Series A Preferred Stock shall be seventy (70), which shall not be subject to increase.

Section 2.                                           Rank.

The Series A Preferred Stock shall, upon liquidation, dissolution or winding up of the affairs of the Corporation, voluntarily or involuntarily (a “Liquidation”), (i) rank senior to the common stock, par value $0.01 per share, of the Corporation (the “Common Stock”) and each other class or series of Equity Securities authorized and issued in the future that does not by its terms expressly provide that it ranks pari passu with or senior to the Series A Preferred Stock as to Liquidation (all of such Equity Securities are collectively referred to herein as the “Junior Securities”), (ii) rank pari passu with each class or series of Equity Securities issued in the future that by its terms ranks pari passu with the Series A Preferred Stock as to Liquidation (all of such Equity Securities are collectively referred to herein as the “Parity Securities”) and (iii) rank junior to each class or series of Equity Securities issued in the future that by its terms ranks senior to the Series A Preferred Stock as to Liquidation (all of such Equity Securities are collectively referred to herein as the “Senior Securities”).  The respective definitions of Parity Securities, Junior Securities and Senior Securities shall also include any securities, rights or options exercisable or exchangeable for or convertible into any of the Parity Securities, Junior Securities or Senior Securities, as the case may be.  At the time of the issuance of the Series A Preferred Stock, there will be no Senior Securities outstanding, no Junior Securities outstanding (other than the Common Stock) and no Parity Securities outstanding.

Section 3.                                           Dividends.

The Series A Preferred Stock shall not be entitled to receive any dividends or other distributions from the Corporation.

Section 4.                                           Conversion.

The Series A Preferred Stock shall not be convertible into any other class of equity or other securities of the Corporation.

Section 5.                                           Liquidation Preference.

In the event of a Liquidation, the Series A Preferred Stock shall be entitled to receive $10.00 (the “Liquidation Preference”).

Section 6.                                           No Redemption.

(a)                                 The Corporation shall have no right to redeem the Series A Preferred Stock.

Section 7.                                           Voting Rights and Power.

(a)                                 The Series A Preferred Stock shall be entitled to vote in a single class with the Common Stock and any other class or series of Equity Securities entitled to vote as though each share of Series A Preferred Stock were a share of Common Stock or such other class or series of Equity Securities.  On each matter on which the holders of Common Stock or the holders of any other class or series of Equity Securities are entitled to vote, with respect to each share of Series A Preferred Stock, each Series A Holder shall be entitled to the greater of (a) one (1) vote or (b) the quotient of (A-B)÷C, wherein A equals the number of votes to which holders of all outstanding Equity Securities are then entitled to cast on such matter divided by 45%, B equals the number of votes to which holders of all outstanding Equity Securities are then entitled to cast on such matter and C equals the number of shares of Series A Preferred Stock then outstanding.  Only the Series A Holders, voting as a separate class, shall be entitled to elect the Series A Directors pursuant to Section 7(d)(i) hereof.  With respect to each matter on which the Series A Holders vote, the entire voting power of the Series A Preferred Stock shall be exercised as directed by the Majority Series A Holders as of the date of such vote.  Any such vote or action required or permitted to be taken by the holders of the Series A Preferred Stock may be taken by written consent of the Majority Series A Holders as of the date of such action, without a meeting, without prior notice and without a vote.  The Series A Holders shall be entitled to receive notice of any meeting of the holders of the Common Stock or the holders of any other class or series of Equity Securities in accordance with the Certificate of Incorporation and the By-Laws and consistent with the notice provided to the holders of the Common Stock and any other such class or series of Equity Securities.

(b)                                 Notwithstanding the foregoing, the consent of the Majority Series A Holders shall be necessary to approve any matters submitted to the holders of the Common Stock or the holders of any other class or series of Equity Securities (including, without limitation, (i) the sale, lease, assignment, transfer, encumbrance or disposition of all or substantially all of the Company’s assets or business, (ii) the commencement of a Bankruptcy Action or the complete or partial liquidation or dissolution of the Company, (iii) a merger, consolidation, recapitalization, restructuring, reclassification or other restructuring of the Company, (iv) a change to the size or composition of the Board as then set forth in the Organizational Documents, (v) amendments to the Organizational Documents including this Certificate of Designation, or (vi) any matter or action that affects in any way the Series A Preferred Stock) and sufficient to approve any such matter regardless of the vote of any holders of the Common Stock or any other class or series of Equity Securities.

(c)                                  Except in respect of any action expressly contemplated in this Certificate of Designation, neither the Corporation nor any Subsidiary shall, without the prior written approval of the Majority Series A Holders:

(i)                                     make any change to the nature of their respective businesses; provided, that the Corporation and the Subsidiaries may engage in any business reasonably related, ancillary or complimentary to the business of providing services and products to Governmental Authorities and commercial customers;

(ii)                                  modify, amend, supplement or waive any provision of their Organizational Documents, including, without limitation; (a) to increase or decreasing the size of the Board of Directors or (b) to establish committees of the Board of Directors (other than the audit, compensation, nominating/governance and special committees);

(iii)                               change the Corporation’s independent auditors, fiscal year or accounting methods unless otherwise required by Applicable Law or GAAP;

(iv)                              approve the Corporation’s consolidated annual budget;

(v)                                 sell, assign, transfer, lease, encumber, impose any liens or other security interests on or otherwise dispose of any assets, properties, securities or businesses, other than (a) in the ordinary course of business consistent with past practice, (b) inventory, (c) damaged, obsolete or worn-out assets, (d) non-exclusive licenses of the intellectual property of the Corporation or any Subsidiary on arm’s length terms in the ordinary course of its business to parties who are not Affiliates of the Corporation, (e) sales or discounts of accounts receivable in connection with the compromise or collection thereof and not as part of a financing transaction, (f) subject to the provisions of the Stockholders’ Agreement related to amendment or modification of the ESOP or ESOP Plan Documents, and to the extent required by the ESOP Plan Documents or Applicable Law, in connection with the acquisition by the ESOP of Common Stock to the extent any ESOP participant has chosen to purchase Common Stock with his or her rollover, transfer or Participant Elective Deferrals, which, for the avoidance of doubt, can be at the then Current Market Value or at the immediately preceding Current Market Value, in each case as provided in and in accordance with the ESOP Plan Documents, (g) with regard to any single transaction or series of related transactions disposing of assets with a Fair Market Value not in excess of $300,000, or (h) with respect to the imposition of liens or other security interests on any assets, properties, securities or businesses as required under the Revolving Facility, the First Lien Term Loan, the Second Lien Term Loan and the Third Lien Notes (as in effect on the date hereof) to secure the obligations under the Revolving Facility, the First Lien Term Loan, the Second Lien Term Loan and the Third Lien Notes;

(vi)                              make any acquisition of any assets, properties, securities or business, whether by merger, stock or asset purchase or otherwise, other than the acquisition of assets (but excluding assets constituting a going concern or business) in the ordinary course of business consistent with past practice;

(vii)                           make any investments other than (a) in a Subsidiary or (b) in connection with any partnership, joint venture or similar agreement or arrangement entered into in the ordinary course of business requiring an aggregate investment in excess of $5,000,000; provided, that prior to the maturity of the Unsecured Notes, the Corporation may repurchase outstanding Unsecured Notes at a price below the face amount thereof;

(viii)                        enter into any transaction or related transactions or amend any arrangement with an Affiliate of the Corporation;

(ix)                              issue, deliver, redeem or sell or enter into any contract to issue, deliver, redeem or sell (a) any of its equity interests or (b) any options, warrants, rights of conversion or other rights, agreements, arrangements, commitments or obligations to issue, deliver or sell any of its equity interests, provided, that subject to the provisions of the Stockholders’ Agreement related to amendment or modification of the ESOP or ESOP Plan Documents, and as required by the ESOP Plan Documents and Applicable Law, the Corporation may (I) issue Common Stock pursuant to subclause (f) of clause (v) above or as matching or profit sharing contributions at the then Current Market Value and in each case in accordance with the ESOP Plan Documents, and (II) redeem Common Stock at the then Current Market Value in connection with distributions to departing ESOP participants, requests by ESOP participants to diversify their interests, participant hardship withdrawals or participant loans (the transactions described in the foregoing clauses (I) and (II) the “Permitted ESOP Transactions”);

(x)                                 enter into any merger, consolidation or other business combination transaction;

(xi)                              make, declare, set aside or pay any dividend or other distribution in respect of any of its equity interests, provided, that subject to the Stockholders’ Agreement and to the extent required by the ESOP Plan Documents or Applicable Law, the Corporation may make distributions and contributions to the ESOP in connection with Permitted ESOP Transactions;

(xii)                           effect any recapitalization, reclassification, stock split or like change in capitalization;

(xiii)                        authorize or make any capital expenditures involving expenditures, including maintenance, repair and replacement capital expenditures in excess of $2,500,000 in any fiscal year;

(xiv)                       enter into any contract outside the ordinary course of business in excess of $750,000 or amend, supplement or otherwise modify the terms of any such contract on terms that are not as favorable to the Corporation than the terms contained in such predecessor contract;

(xv)                          make any optional payments in respect of any indebtedness that is subordinated in priority or right of payment to the Third Lien Notes, provided, that prior to the maturity of the Unsecured Notes, the Corporation may repurchase outstanding Unsecured Notes at a price below the face amount thereof;

(xvi)                       (a) create, incur or authorize the creation or incurrence of, or issue or authorize the issuance of any indebtedness or guarantee, directly or indirectly, any indebtedness other than (x) any capital lease not requiring aggregate payments over the term of the lease in excess of $100,000 and (y) any indebtedness not prohibited by the Revolving Facility, the First Lien Term Loan, the Second Lien Term Loan and the Third Lien Notes (as in effect on the date hereof and whether or not the Revolving Facility, the First Lien Term Loan, the Second Lien Term Loan or the Third Lien Notes remain in effect at the time such approval is sought) or (b) amend, supplement or otherwise modify the terms of any indebtedness of the Corporation except to make any ministerial change or to cure any ambiguity, omission, defect or inconsistency.

(xvii)                    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii)                 except as may be required by Applicable Law or as permitted pursuant to the provisions of the Stockholders’ Agreement related to amendment or modification of the ESOP or ESOP Plan Documents, amend, modify, supplement or terminate any employee benefit plan, including the ESOP and ESOP Plan Documents, or entering into any contract that would constitute an employee benefit plan;

(xix)                       settle or compromise any Legal Proceeding net of insurance in excess of $500,000; or

(xx)                          approve, authorize or agree (orally or in writing) to take any of the actions identified in clauses (i) — (xix) above.

(d)                                 Series A Directors

(i)                                     The Series A Holders shall have the exclusive right to elect a majority of the members of the Board of Directors (such directors are referred to as “Series A Directors”). All other members of the Board of Directors shall be elected by the holders of the Common Stock, the Series A Holders and any other classes or series of Equity Securities pursuant to Section 7(d)(iii) hereof, voting together as a single class. If at the time the Series A Holders exercise their right to elect one or more Series A Directors there are not sufficient vacancies on the Board of Directors to permit such election, the size of the Board of Directors shall immediately and automatically be increased in order to permit that election (it being acknowledged that such increase will also result in the number of Series A Directors increasing). If the number of members of the Board of Directors is otherwise at any time increased, that increase shall take into account that the Series A Holders have the exclusive right to elect a majority of the members of the Board of Directors and before any vacancy resulting from that new position is filled by any person other than a Series A Director, the Series A Holders shall be afforded the right to elect additional directors so that the Series A Directors shall constitute, or continue to constitute, up to a majority of the members of the Board of Directors. Each such Series A Director shall be selected by the Majority Series A Holders.  Failure by the Series A Holders at any time or from time to time to appoint any or all of the Series A Directors which the Series A Holders are entitled to elect as set forth above shall not act as a waiver of the Series A Holders’ right to elect the Series A Directors.  The Series A Directors shall meet the standards for serving on the Board of Directors set forth in the Corporation’s Director Qualifications Policy.  Each Series A Director shall be elected into the class of members of the Board of Directors as may be determined in the reasonable judgment of the Series A Holders.

(ii)                                  A Series A Director may only be removed by the Majority Series A Holders.  If for any reason a Series A Director shall resign, be unable to perform his or her duties or otherwise be removed from Board of Directors, then his or her replacement shall be an individual selected by the Majority Series A Holders, which individual meets the standards for serving on the Board of Directors set forth in the Corporation’s Director Qualifications Policy.  If for any reason, all Series A Directors shall have resigned or all simultaneously be unable to perform their respective duties or otherwise be removed from the Board of Directors, then Series A Director replacements shall be elected by the Majority Series A Holders.

(iii)                               In the election of any other members of the Board of Directors for which the holders of Common Stock or any other class or series of Equity Securities are entitled to vote, the Series A Holders shall be entitled to vote in such election as and in the manner set forth in Section 7(a) hereof.

Section 8.                                           [Reserved]

Section 9.                                           Board of Directors.

(a)                                 Series A Directors shall comprise at least a majority of the directors that serve on each committee of the Board of Directors.

(b)                                 A quorum for the transaction of business at all meetings of the Board of Directors shall require that (i) the number of Series A Directors at all such meetings constitute a majority of the directors in attendance, or (ii) if at any time the Series A Directors fail to constitute a majority of the Board of Directors, all Series A Directors then in office are present.

(c)                                  Any action or resolution to be approved as an action or resolution of the Board of Directors must be approved by a majority of the Series A Directors present at the meeting in which such action or resolution is subject to approval.

Section 10.                                    Competition and Corporate Opportunities; Renouncement.

(a)                                 None of the Series A Holders and their respective officers, partners, members, directors, employees and Affiliates (the Persons identified being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by Applicable Law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates is engaged or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by Applicable Law, no Identified Person shall be liable to the Corporation or its equity holders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities.  To the fullest extent permitted by Applicable Law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any potential matter, transaction or interest that is presented to, or acquired, developed or created by an Identified Person which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates (a “Relevant Corporate Opportunity”), except as provided in Section 10(b) hereof.  Subject to Section 10(b) hereof, in the event that any Identified Person acquires knowledge of a Relevant Corporate Opportunity, such Identified Person shall, to the fullest extent permitted by Applicable Law, have no duty to communicate or offer such Relevant Corporate Opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by Applicable Law, shall not be liable to the Corporation or its equity holders or to any Affiliate of the Corporation for breach of any fiduciary duty as an equity holder or a director of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such Relevant Corporate Opportunity for itself, herself or himself, or offers or directs such Relevant Corporate Opportunity to another Person.  To the fullest extent permitted by Applicable Law, the Corporation hereby waives any claim against any Identified Person, and agrees to indemnify all Identified Persons against any claim, that is based on fiduciary duties, the corporate opportunity doctrine or any other legal theory which could in any way limit any Identified Person from pursuing or engaging in any Relevant Corporate Opportunity.

(b)                                 The Corporation does not renounce its interest in any Relevant Corporate Opportunity presented to any Series A Director if such Relevant Corporate Opportunity is expressly presented to such person solely in his or her capacity as a director of the Corporation, and the provisions of Section 10(a) hereof shall not apply to any such Relevant Corporate Opportunity.

Section 11.                                    Transfer Restrictions.

(a)                                 Any Series A Holder may at any time Transfer any of its Series A Preferred Stock to the extent permitted by this Section 11. Subject to the restrictions on Transfer set forth in this Section 11 or in any other agreement between the Corporation and a record holder of Series A Preferred Stock related to the transferability of shares of Series A Preferred Stock, Series A Preferred Stock shall be Transferred only on the books and records of the Corporation by the holder in person or by an attorney upon surrender to the Corporation or its transfer agent or registrar of the certificate, if any, therefor properly endorsed or, if sought to be Transferred by attorney, accompanied by a written assignment or power of attorney properly executed, with transfer stamps (if necessary) affixed, and with such proof of the authenticity of signatures as the Corporation or its transfer agent or registrar may reasonably require.

(b)                                 No holder of shares of Series A Preferred Stock shall Transfer any shares of Series A Preferred Stock to any Person that is (i) an employee benefit plan subject to Title I of Employee Retirement Income Security Act of 1974 or a plan (including an individual retirement account) that is subject to Section 4975 of the Code or (ii) a Person the assets of which are deemed to be “plan assets” of any such Person or account referred to in foregoing clause (i). Any purported Transfer that, if effective, would result in a violation of the restriction contained in the immediately preceding sentence shall be void ab initio as to the Transfer of those Shares that would cause such violation, and the intended Transferee shall acquire no rights in such shares.

Section 12.                                    Certain Definitions.

The following terms shall have the following respective meanings herein:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise; provided, that notwithstanding the foregoing, neither the Series A Holders nor their Affiliates (solely by reason of the Series A Holders being the record owners of the Series A Preferred Stock) nor the Supporting Noteholders or any of their respective Affiliates shall be deemed to be Affiliates of the Corporation.

“Applicable Law” means any federal state, local or foreign law, statute, code, ordinance, rule or regulation (including rules and regulations of self-regulatory organizations).

“Bankruptcy Action” means to file any petition, pleading or other paper commencing a bankruptcy, insolvency, or reorganization case or proceeding, to institute a case or proceeding under any applicable bankruptcy, insolvency, or reorganization law respecting the Corporation or any Subsidiary, to seek any relief for the Corporation or any Subsidiary under any law relating to relief from debts or the protection of debtors, to institute a case or proceeding to have the Corporation or any Subsidiary be adjudicated bankrupt or insolvent, or consent to the institution of a bankruptcy, insolvency, or reorganization case or proceeding against the Corporation or any Subsidiary or file a petition, pleading or other paper seeking, or consenting to, reorganization or relief with respect to the Corporation or any Subsidiary under any Applicable Law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Corporation or any Subsidiary or a substantial part of the Corporation or any Subsidiary’s property, or make any assignment for the benefit of creditors of the Corporation or any Subsidiary, or admit in writing the Corporation or any Subsidiary’s inability to pay its debts generally as they become due, or take action in furtherance of any such action.  For purposes of clarity, as used in this paragraph, “law” includes any federal, state, and foreign law, and “Bankruptcy Action” includes, without limitation, to file or cause to be filed a petition commencing a case under title 11 of the United States Code.

“Board of Directors” has the meaning assigned to it in the introductory paragraph.

“Business Day” means any day that is not a Saturday or Sunday or a day on which banking institutions in New York City are authorized or required by Applicable Law or regulation to be closed.

“By-Laws” means the Amended and Restated By-Laws of the Corporation, dated as of March 2010.

“Certificate of Designation” means this certificate of the designations, powers, preferences and rights of the Series A Preferred Stock.

“Certificate of Incorporation” has the meaning assigned to it in the introductory paragraph.

“Common Stock” has the meaning assigned to it in Section 2 hereof.

“Corporation” has the meaning assigned to it in the introductory paragraph.

“Current Market Value” has the meaning assigned to it in the ESOP Plan Documents.

“Effective Date” has the meaning assigned to it in the introductory paragraph.

“Equity Securities” means all of the Corporation’s capital stock and any other equity interest except for the Series A Preferred Stock.

“ESOP” means the employee benefit plan entitled “The Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan” adopted and maintained by the Corporation and as in effect as of the date hereof and as may be amended in a manner permitted by the Stockholders Agreement, and subject to Section 7(c), any successor plan or other plan that is intended to constitute an employee stock ownership plan within the meaning of Section 4975(e) of the United States Tax Code.

“ESOP Plan Documents” means collectively, the governing agreements and other documents and instruments of the ESOP, in each case as in effect as of the date hereof and as may be amended in a manner permitted by the Stockholders Agreement.

“Fair Market Value” means, with respect to any asset, the price which could be negotiated in an arm’s length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.  Fair Market Value will be determined in good faith by the Board of Directors, whose determination will be conclusive and evidenced by a resolution of the Board of Directors.

“First Lien Term Loan” means the $285,000,000 term loan governed by that certain First Lien Term Loan Agreement, dated as of the date hereof, by and among the Corporation, certain Subsidiaries of the Corporation, as guarantors, the Lenders party thereto from time to time and Goldman Sachs Lending Partners LLC, as administrative agent.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court or arbitrator, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank and whether public or private).

“Identified Person” has the meaning assigned to it in Section 10(a) hereof.

“Identified Persons” has the meaning assigned to it in Section 10(a) hereof.

“Junior Securities” has the meaning assigned to it in Section 2 hereof.

“Legal Proceeding” means any judicial, administrative or arbitral action, suit, proceeding (public or private) or claim by or before a Governmental Authority.

“Liquidation” has the meaning assigned to it in Section 2 hereof.

“Liquidation Preference” has the meaning assigned to it in Section 5 hereof.

“Majority Series A Holders” means the Series A Holders that hold at least a majority of the outstanding Series A Preferred Stock.

“Organizational Documents” means the Certificate of Incorporation, the By-Laws, this Certificate of Designation, the charter for each committee of the Board of Directors and any other charter, by-laws, limited liability company agreements or other governing documents or corporate governance documents of the Corporation or any of the Subsidiaries, as applicable.

“Parity Securities” has the meaning assigned to it in Section 2 hereof.

“Participant Elective Deferrals” has the meaning assigned to it in the ESOP Plan Documents.

“Permitted ESOP Transactions” has the meaning assigned to it in Section 7(c)(ix) hereof.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Relevant Corporate Opportunity” has the meaning assigned to it in Section 10(a) hereof.

“Revolving Credit Facility” means the $65,000,000 credit facility made available to the Corporation under that certain Revolving Credit Agreement, dated as of the date hereof, by and between the Corporation and Wells Fargo Bank, N.A.

“Second Lien Term Loan” means the $70,000,000 term loan governed by that certain Second Lien Credit And Guaranty Agreement, dated as of the date hereof, by and among the Corporation, certain Subsidiaries of the Corporation, as guarantors, the Lenders party thereto from time to time and Wilmington Trust, National Association, as administrative agent.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder.

“Senior Securities” has the meaning assigned to it in Section 2 hereof.

“Series A Directors” has the meaning assigned to it in Section 7(d)(i) hereof.

“Series A Holder” means the Person in whose name the Series A Preferred Stock is recorded in the Corporation’s stock books as the owner thereof.

“Series A Preferred Stock” has the meaning assigned to it in the introductory paragraph.

“Stockholders’ Agreement” means that certain Alion Science and Technology Corporation Stockholders’ Agreement, dated as of the date hereof, as amended from time to time in accordance with the terms thereof.

“Subsidiary” means any Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by the Corporation.

“Supporting Noteholders” means ASOF II Investments, LLC, a Delaware limited liability company, and Phoenix Investment Adviser LLC, a Delaware limited liability company.

“Third Lien Notes” means the Corporation’s senior secured third lien notes (the “Third Lien Notes”) issued pursuant to that certain Indenture, dated as of the date hereof, by and between the Corporation and Wilmington Trust, National Association, as trustee.

“Transfer” (as a noun) means, with respect to any Series A Preferred Stock, a direct or indirect transfer, sale, exchange, assignment, mortgage, pledge, hypothecation or other encumbrance or other disposition of such Series A Preferred Stock, including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily or by operation of law.  “Transfer” (as a verb) shall have the correlative meaning.

“Transferee” has a correlative meaning to the term Transfer.

“Unsecured Notes” means the 10 ¼% Senior Notes due 2015 of the Corporation issued pursuant to that certain Indenture, dated as of February 8, 2007, among the Corporation, Wilmington Trust Company, as trustee, and the subsidiary guarantors named therein.

[Execution Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by Bahman Atefi, its Chief Executive Officer, this 18th day of August, 2014.

By:	/s/ Barry Broadus
Name: Barry Broadus
Title: Chief Financial Officer